UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2014
_________

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code: (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Baltic Trading Limited (the “Company”) disclosed today that its estimated daily vessel operating expenses (“DVOE”) for the quarter ended March 31, 2014 were approximately $5,600 per vessel per day across its entire fleet, compared to a budgeted daily amount of $5,400 for the year. The variance is due to the timing and amount of drydocking expenses, including the weighting of such expenses over the first quarter as compared to a year, resulting in relatively higher daily expenses for such quarter as compared to lower anticipated daily expenses for the second half of 2014; completion of the Baltic Cougar’s drydocking in the first quarter of 2014 rather than the fourth quarter of 2013 as the Company had contemplated in its vessel operating expense budgets; and higher than budgeted expense for certain items in the drydockings. Such estimate is based on preliminary results for the quarter and is subject to change. The Company believes daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in its fleet will incur over a full year of operation. The Company has not revised its original DVOE budget for the year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: May 2, 2014

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer